                                                                    Exhibit 99.1

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders of Unilab Corporation:

We have audited the accompanying consolidated balance sheets of Unilab Corporation as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Unilab Corporation as of December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 12 to the consolidated financial statements, effective January 1, 2002, Unilab Corporation changed its method of accounting for goodwill and other intangible assets upon adoption of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/ Deloitte & Touche LLP
-------------------------
Los Angeles, California
February 18, 2003
(February 28, 2003 as to Note 14)

                               UNILAB CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (amounts in thousands, except per share amounts)


                                                        For the years ended December 31,
                                                        2002         2001         2000
                                                     ---------    ----------   ----------
Revenue                                              $ 428,940    $ 390,205    $ 337,508
----------------------------------------------------------------------------------------
Direct Laboratory and Field Expenses:
    Salaries, wages and benefits                       124,529      115,697      101,034
    Supplies                                            61,279       55,772       48,647
    Other operating expenses                            94,699       88,022       80,334
----------------------------------------------------------------------------------------
                                                       280,507      259,491      230,015
Selling, general and administrative expenses            54,015       49,959       44,005
Legal and other non-recurring charges                        -        6,938            -
Stock-based compensation charges                             -       23,786            -
Merger-related charges                                   6,252            -            -
Amortization and depreciation                            7,515       15,332       12,867
----------------------------------------------------------------------------------------
         Total Operating Expenses                      348,289      355,506      286,887
----------------------------------------------------------------------------------------
Operating Income                                        80,651       34,699       50,621
Interest expense, net                                   18,144       27,452       37,699
----------------------------------------------------------------------------------------
Income before Taxes and Extraordinary Item              62,507        7,247       12,922
Tax Benefit (Provision)                                (26,253)      (3,822)      28,646
----------------------------------------------------------------------------------------
Income before Extraordinary Item                        36,254        3,425       41,568
Extraordinary Item - loss on early extinguishments
of debt, net of tax benefit of $4,363                        -        6,345            -
----------------------------------------------------------------------------------------
Net Income (Loss)                                    $  36,254    $  (2,920)   $  41,568
----------------------------------------------------------------------------------------
Basic Net Income (Loss) Per Share:
Income before extraordinary item                     $    1.08    $    0.11    $    1.63
Extraordinary item                                           -        (0.21)           -
----------------------------------------------------------------------------------------
Net income (loss)                                    $    1.08    $   (0.10)   $    1.63
----------------------------------------------------------------------------------------
Diluted Net Income (Loss) Per Share:
Income before extraordinary item                     $    1.03    $    0.11    $    1.63
Extraordinary item                                           -        (0.20)           -
----------------------------------------------------------------------------------------
Net income (loss)                                    $    1.03    $   (0.09)   $    1.63
----------------------------------------------------------------------------------------
Weighted Average Shares Outstanding:
Basic                                                   33,508       29,962       25,452
Diluted                                                 35,167       30,995       25,530
----------------------------------------------------------------------------------------



                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                               UNILAB CORPORATION
                           CONSOLIDATED BALANCE SHEETS
               (amounts in thousands, except per share amounts)

                                                                                          December 31,
                                                                                      2002              2001
                                                                                   ----------         -------
Assets
--------------------------------------------------------------------------------------------------------------
Current assets:
Cash and cash equivalents                                                          $  64,593         $  24,200
Accounts receivable, net of allowance for doubtful accounts
    of $33,510 and $32,517 in 2002 and 2001, respectively                             57,606            62,702
Inventory of supplies                                                                  5,269             4,423
Deferred tax assets                                                                   18,540            17,702
Prepaid expenses and other current assets                                              5,290             2,888
--------------------------------------------------------------------------------------------------------------
     Total current assets                                                            151,298           111,915
--------------------------------------------------------------------------------------------------------------
Property and equipment, net                                                           11,675            13,465
Deferred tax assets                                                                   37,450            43,692
Goodwill, net of accumulated amortization of $26,412 in 2002 and 2001                 93,508            90,600
Other intangible assets, net                                                               -               581
Other assets                                                                           5,216             6,275
--------------------------------------------------------------------------------------------------------------
                                                                                   $ 299,147         $ 266,528
--------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
--------------------------------------------------------------------------------------------------------------
Current liabilities:
Current portion of long-term debt                                                  $   8,684         $   6,839
Accounts payable and accrued liabilities                                              22,524            22,111
Accrued payroll and benefits                                                          15,402            12,865
--------------------------------------------------------------------------------------------------------------
     Total current liabilities                                                        46,610            41,815
--------------------------------------------------------------------------------------------------------------
Long-term debt, net of current portion                                               187,240           195,799
Other liabilities                                                                      4,472             5,374
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value; Authorized 15,000 shares; none issued                       -                 -
Common stock, $.01 par value; Authorized 60,000 shares;
    Issued and Outstanding - 33,524 and 33,435 at December 31, 2002
    and 2001, respectively                                                               335               334
Additional paid-in capital                                                           293,447           292,417
Accumulated deficit                                                                 (232,957)         (269,211)
--------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                            60,825            23,540
--------------------------------------------------------------------------------------------------------------
                                                                                   $ 299,147         $ 266,528
--------------------------------------------------------------------------------------------------------------

                   The accompanying notes are an integral part of these consolidated financial statements.

                               UNILAB CORPORATION
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
              For the years ended December 31, 2002, 2001 and 2000
                (amounts in thousands, except per share amounts)

                                                                                                         Total
                                                                       Additional                     Shareholders'
                                                 Common Stock           Paid-In       Accumulated        Equity
                                             Shares       Amount        Capital         Deficit         (Deficit)
-------------------------------------------------------------------------------------------------------------------
Balances, January 1, 2000                      25,405   $      254   $  149,316      $ (307,859)     $ (158,289)
Purchase of shares by CEO                          99            1          584               -             585
Tax effect of the merger/
    recapitalization transaction                    -            -        3,700               -           3,700
Net income                                          -            -            -          41,568          41,568
-------------------------------------------------------------------------------------------------------------------
Balances, December 31, 2000                    25,504   $      255   $  153,600      $ (266,291)     $ (112,436)
Issuance of shares in connection with
initial public offering                         7,705           77      112,657               -         112,734
Issuance of shares at $0.63-$5.93 upon
exercise of options                               226            2        1,217               -           1,219
Tax benefit from exercise of options                -            -        1,157               -           1,157
Stock-based compensation charges                    -            -       23,786               -          23,786
Net loss                                            -            -            -          (2,920)         (2,920)
-------------------------------------------------------------------------------------------------------------------
Balances, December 31, 2001                    33,435   $      334   $  292,417      $ (269,211)     $    23,540
Issuance of shares at $1.77-$4.82 upon
exercise of options                                89            1          193               -              194
Tax benefit from exercise of options                -            -          837               -              837
Net income                                          -            -            -          36,254           36,254
-------------------------------------------------------------------------------------------------------------------
Balances, December 31, 2002                    33,524   $      335   $  293,447      $ (232,957)     $    60,825
-------------------------------------------------------------------------------------------------------------------

                   The accompanying notes are an integral part of these consolidated financial statements.

                               UNILAB CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (amounts in thousands)


                                                                                          For the years ended December 31,
                                                                                         2002          2001           2000
                                                                                      ---------     ---------      ---------
Cash Flows From Operating Activities:
Net income (loss)                                                                     $  36,254     $  (2,920)     $  41,568
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
       Amortization and depreciation                                                      7,515        15,332         12,867
       Provision for doubtful accounts                                                   29,650        28,342         24,524
       Stock-based compensation charges                                                       -        23,786              -
       Non-cash legal expenses                                                                -         2,800              -
       Loss on early extinguishments of debt                                                  -         6,345              -
       Loss on disposals of property and equipment                                          120            32              -
Net changes in assets and liabilities affecting operations, net of acquisitions:
       Increase in Accounts receivable                                                  (24,554)      (27,884)       (34,003)
       (Increase) decrease in Inventory of supplies                                        (846)            4           (212)
       (Increase) decrease in Prepaid expenses and other current assets                  (1,565)       (1,460)           282
       (Increase) decrease in Deferred tax assets                                         5,404       (11,955)       (29,181)
       Decrease in Other assets                                                             357           335            570
       Increase (decrease) in Accounts payable and accrued liabilities                     (278)        3,562         (4,164)
       Increase in Accrued payroll and benefits                                           2,326         2,872          2,410
       Other                                                                                827         1,040          1,277
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                55,210        40,231         15,938
------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
Borrowings under revolving credit facility                                                    -             -          7,000
Payments of third party debt and revolving credit facility                               (6,839)     (109,371)       (11,586)
Premium paid in connection with the retirement of the senior
subordinated notes                                                                            -        (6,917)             -
Net proceeds from issuance of common stock                                                    -       112,734            585
Proceeds from exercise of options                                                           194         1,219              -
------------------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                                    (6,645)       (2,335)        (4,001)
------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
Capital expenditures                                                                     (5,264)       (8,029)        (4,843)
Payments for acquisitions                                                                (2,908)       (8,260)       (17,058)
------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                    (8,172)      (16,289)       (21,901)
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                     40,393        21,607         (9,964)
Cash and Cash Equivalents - Beginning of Year                                            24,200         2,593         12,557
------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents - End of Year                                              $   64,593    $   24,200      $   2,593
------------------------------------------------------------------------------------------------------------------------------

                   The accompanying notes are an integral part of these consolidated financial statements.

                               UNILAB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   Description of Unilab and Significant Accounting Policies

     a. Description of Unilab

     Unilab Corporation ("Unilab" or "the Company") provides clinical laboratory testing services to physicians, managed-care organizations, hospitals and other health care providers primarily in the State of California.

     b. Principles of Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of Unilab Corporation and its subsidiary, Unilab Acquisition Corporation (100% owned). All intercompany transactions have been eliminated in consolidation.

     c. Inventory of Supplies

     Inventories, which consist principally of purchased clinical laboratory supplies, are valued at the lower of cost (first-in, first-out) or market.

     d. Revenue Recognition

     Revenue is recognized at the time the service is provided. The Company's revenue is based on amounts billed or billable for services rendered, net of contractual adjustments and other arrangements made with third-party payors to provide services at less than established billing rates.

     In addition, certain laboratory services are provided pursuant to managed care contracts which provide for the payment of capitated fees (a fixed monthly fee per individual enrolled with a managed care plan for some or all laboratory tests performed during the month) rather than individual fees for tests actually performed. Revenue under capitated arrangements is recognized in the month when enrolled individuals are entitled to receive services under the terms of the related contracts. Estimated revenue from capitated arrangements contributed 10-15% of total revenues.

     e. Use of Estimates

     The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. The most significant estimates with regards to these financial statements relate to accounts receivable.

     The Company's net accounts receivable balance is determined after deductions for contractual adjustments, which are estimated based on established billing rates made with third party payors, and an allowance for doubtful accounts, which primarily is based on the aging of the accounts and historical collection experience.

                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


     f. Fair Value of Financial Instruments and Concentration of Credit Risk

     The carrying amounts reported in the balance sheets for cash, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of the Company's $98.4 million in senior notes approximates $117.9 million based on quotes from brokers. The carrying amounts of the floating rate bank term loans are considered to be representative of their respective fair values as their interest rates are based on current market rates. The Company believes that the Company's capital lease obligations approximate fair value based on current yields for debt instruments of similar quality and terms.

     Concentration of credit risk with respect to accounts receivable are limited due to the diversity of the Company's client base. However, the Company provides services to certain patients covered by various third-party payors, including the Federal and California Medicare/Medicaid programs. Revenue, net of contractual allowances, from direct billings under Federal and California Medicare/ Medicaid programs during each of the years ended December 31, 2002, 2001 and 2000 approximated 20-25%, 25-30% and 25-30% of revenue, respectively.

     g. Property and Equipment

     Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. Buildings are depreciated over 28 years, laboratory and computer equipment are generally depreciated over 7 and 3 years, respectively, and furniture and fixtures are depreciated over 7 years. Leasehold improvements are amortized using the straight-line method over the remaining term of the related lease. Betterments, which extend the life or add value to equipment are capitalized and depreciated over their remaining useful life. Repairs and maintenance are expensed as incurred.

     h. Goodwill

     Goodwill represents the excess of cost over the fair value of net tangible and identifiable intangible assets acquired and was amortized using the straight-line method over 40 years for acquisitions completed prior to January 1, 1995, over 20 years for acquisitions through November 1998 and 10 years for acquisitions through June 30, 2001. For the acquisitions that occurred after June 30, 2001, Statement of Financial Accounting Standards ("SFAS") No. 141 requires that goodwill remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary.

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, "Goodwill and Other Intangible Assets." In accordance with the guidelines of this accounting principle, goodwill and indefinite-lived intangible assets are no longer amortized but will be assessed for impairment on at least an annual basis. The Company adopted SFAS No. 142 on January 1, 2002 and ceased amortization of goodwill. The Company performed an impairment analysis of goodwill in 2002 and concluded that the fair value exceeded the carrying amount of goodwill. The Company has various operating segments and has aggregated them into one reportable segment.

                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED



     i. Other Intangible Assets

     Customer lists and covenants not to compete are recorded at cost and are amortized utilizing the straight-line method over the estimated lives of the assets, generally 10 years for customer lists and 3-5 years for covenants not to compete. The cost of other intangible assets is evaluated periodically and adjusted, if necessary, if later events and circumstances indicate that a permanent decline in value below the current unamortized historical cost has occurred.

     j. Income Taxes

     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the basis for financial reporting purposes and the basis for tax purposes.

     k. Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     l. Reportable Segments

     The Company has various operating segments which have been aggregated into one reportable segment in accordance with SFAS No. 131, "Disclosures about Segment of an Enterprise and Related Information".

     m. Net Income (Loss) Per Share

     Basic net income (loss) per common share has been computed by dividing the net income (loss) by the weighted average number of common shares outstanding for each period presented. Diluted net income (loss) per share includes the effect of additional common shares that would have been outstanding if dilutive potential common shares had been issued. In 2002, the weighted average number of dilutive stock options were 1.7 million, which reduced net income per share by $0.05. In 2001, the weighted average number of dilutive stock options were 1.0 million, which reduced the net loss per share by $0.01. In 2000, the weighted average number of dilutive stock options were 0.1 million, which had no effect on the net income per share calculation.

     Options to purchase an aggregate 110,000 shares of common stock for the year ended December 31, 2002 and an aggregate of 10,000 shares of common stock for the year ended December 31, 2001 were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common stock for each respective period.

     Additionally, options to purchase an aggregate of 683,230, 683,230 and 1,959,634 shares of common stock for the years ended December 31, 2002, 2001 and 2000, respectively, were not included in the computation of diluted earnings per share because the options' contingent provisions were not satisfied at the end of each reporting period nor would such provisions be satisfied if the end of each reporting period were the end of the options' contingency period.

                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED



     n.  Merger-Related Charges

     Direct transaction costs associated with the Merger Agreement are expensed as incurred (see Note 14).

     o.  Stock-Based Compensation

     As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and its related interpretations. Pursuant to APB No. 25, compensation expense is recognized for financial reporting purposes using the intrinsic value method when it becomes probable that the options will be exercisable. The amount of compensation expense to be recognized is determined by the excess of the fair value of common stock over the exercise price of the related option at the measurement date.

     The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:


                                                                        Years Ended December 31,
                                                                    2002         2001         2000
                                                                   -------      -------      -------
                                                                      (amounts in thousands, except
                                                                            per share amounts)

    Net income (loss), as reported                                 $36,254      $(2,920)     $41,568
    Deduct: Total stock-based employee compensation expense
    determined under fair value based method for all awards, net
    of related tax effects                                          (3,502)      (2,388)      (1,310)
                                                                   -------      -------      -------

    Pro forma net income (loss)                                    $32,752      $(5,308)     $40,258
                                                                   =======      =======      =======

    Net income (loss) per share:
    Basic, as reported                                             $  1.08      $ (0.10)     $  1.63
    Basic, pro forma                                               $  0.98      $ (0.18)     $  1.58

    Diluted, as reported                                           $  1.03      $ (0.09)     $  1.63
    Diluted, pro forma                                             $  0.93      $ (0.17)     $  1.58

     For the year ended December 31, 2001, the Company's net income before extraordinary item of $3.4 million would have been reduced to the pro forma amount of $1.0 million, while basic and diluted income per share of $0.11 would have been reduced to $0.03 per share.

                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


     p. Reclassifications

     Certain 2001 amounts have been reclassified to conform to the 2002 financial statement presentation.

2.   Property and Equipment, Net

     Property and equipment, net consists of the following:

                                                                            December 31,
                                                                      2002             2001
                                                                     -------         --------
                                                                      (amounts in thousands)
         Buildings                                                   $ 3,100          $ 3,100
         Leasehold improvements                                       13,047           11,154
         Laboratory and other equipment                               40,626           41,587
         Furniture and fixtures                                        6,557            5,279
                                                                     -------          -------
                                                                      63,330           61,120
         Less-accumulated depreciation and amortization               51,655           47,655
                                                                     -------          -------
                                                                     $11,675          $13,465
                                                                     =======          =======


     Depreciation expense was approximately $6.9 million in 2002, $7.1 million in 2001 and $5.5 million in 2000.

3.   Acquisitions

     On July 21, 2001, Unilab and Medical Arts Clinical Laboratories ("MACL") signed an asset purchase agreement whereby the Company acquired certain assets of MACL. The purchase price consisted of a cash payment of $6.8 million and the assumption of net liabilities of $0.4 million. The acquisition was accounted for under the purchase method of accounting and the statements of operations include the results of MACL since July 21, 2001.

     The purchase price was primarily allocated to the net assets acquired based on their fair value at the date of acquisition. Such allocation consisted of accounts receivable of $0.3 million, goodwill of $7.2 million and other liabilities of $0.7 million.

     The impact of the MACL acquisition in 2001 was not material to the Company's results of operations and consequently, pro forma information is not presented.

4.    Legal Proceedings

     On November 4, 1999, a purported class action lawsuit was filed in the United States District Court for the Southern District of New York against the Company and its board of directors by two of the Company's former stockholders, seeking compensatory damages, prejudgment interest, expenses on behalf of the class of shareholders and a preliminary injunction against a recapitalization of the Company in November 1999. The complaint alleges, among other things, that the proxy statement relating to the Company's recapitalization contained material misrepresentations and omissions in violation of the federal proxy rules and that approval of the terms of the recapitalization amounted to a breach of the fiduciary duties owed to the Company's stockholders by its directors. Plaintiffs and defendants negotiated a settlement in principle of the action, subject to completion of confirmatory discovery and definitive

                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


     documentation relating to the settlement and court approval. However, on November 15, 2000, plaintiffs announced that they would not agree to consummate the settlement. On September 26, 2001, plaintiffs filed a second amended complaint against the Company and its former board of directors. The second amended complaint adds as a defendant BT Alex. Brown, the investment banker that delivered a fairness opinion in connection with the Company's recapitalization. The complaint asserts additional claims and allegations, including that the defendants brought the Company private in order to obtain large profits for themselves and others, to the detriment of the public shareholders prior to the recapitalization. The complaint also seeks exemplary damages. On April 16, 2002, the court granted defendants' motion to dismiss the second amended complaint, but granted plaintiffs leave to amend. On May 16, 2002, plaintiffs filed their third amended complaint; defendants have renewed their motion to dismiss. The Company believes the plaintiffs' claims are without merit, but because this matter is in the early stages of litigation it is not possible to predict the likelihood of a favorable or unfavorable outcome.

     In May of 1999, the Company learned of a federal investigation under the False Claims Act relating to its billing practices for certain test procedures including offering apolipoprotein in conjunction with coronary risk panel assessments. In cooperation with the government, the Company has completed the process of gathering and submitting documentation to the Department of Justice regarding the tests with respect to which they requested information. The Company cannot at this time assess what the result of the investigation might be. Remedies available to the government include civil and criminal penalties and exclusion from participation in federal healthcare programs such as Medicare and Medicaid. The resolution of such investigation could be material to the Company's operating results for any particular period, depending upon the level of income for such period. On May 31, 2001, the Department of Justice orally offered to settle the claims subject to the federal investigation for a payment by the Company of approximately $2.8 million. The Company cannot assure that this matter will be resolved pursuant to this offer. Although the Company disputes the claims that are the subject of the investigation and hopes to negotiate a settlement with the Department of Justice for less than the government's initial settlement offer, the Company has recorded a legal charge, included in legal and other non-recurring charges in the statement of operations for the year ended December 31, 2001 of $2.95 million, which reflects the verbal settlement offer plus certain legal expenses.

     The Company has settled claims brought by a former employee regarding employment benefits and recorded a legal charge of $0.6 million in December 2001.

     The Company is a party to various legal proceedings arising in the ordinary course of the Company's business. Although the ultimate disposition of these proceedings is not determinable, management does not believe that adverse determinations in any or all of such proceedings will have a material adverse effect upon the Company's financial condition, liquidity or results of operations.

                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


5.   Income Taxes

     The components of the provision for income taxes are as follows:

                                                                       Years Ended December 31,
                                                                    2002          2001         2000
                                                                   -------      --------      ------
                                                                        (amounts in thousands)
    Current:
    Federal                                                        $16,581      $ 12,663     $    418
    State                                                            4,268         3,114          117
                                                                   -------      --------     --------
                                                                    20,849        15,777          535

    Deferred:
    Federal                                                          5,761        (9,670)       4,087
    State                                                             (357)       (2,285)       1,132
                                                                   -------      --------     --------
                                                                     5,404       (11,955)       5,219
    Change in valuation allowance                                     --            --        (34,400)
                                                                   -------      --------     --------
    Total                                                          $26,253      $  3,822     $(28,646)
                                                                   =======      ========     ========

     The Company recorded a $4.4 million income tax benefit included in the extraordinary loss of $6.3 million related to the extinguishments of debt and a $1.2 million income tax benefit recorded to additional paid in capital attributable to employee stock option exercises during the year ended December 31, 2001.

     The Company reduced its valuation allowance recorded against its deferred tax assets by $38.1 million and recognized a tax benefit of $34.4 million in the statement of operations and $3.7 million as an increase to additional paid in capital. This resulted in a net income tax benefit of $28.6 million recorded in the statement of operations for the year ended December 31, 2000.

     A reconciliation between the actual income tax expense (benefit) and income taxes computed by applying the statutory Federal income tax rate to income from operations before income taxes is as follows:

                                                                        Years Ended December 31,
                                                                    2002           2001         2000
                                                                   -------        ------      --------
                                                                          (amounts in thousands)
    Computed income taxes at U.S. statutory rate                   $21,877        $2,536      $  4,523
    State income taxes, net of federal benefit                       2,542           539           812
    Non-deductible merger costs                                      2,188             -             -
    Amortization and write-off of goodwill and intangible
        assets disallowed for income tax purposes                        -           387           387
    Non-deductible expenses                                             65           321             -
    Change in valuation allowance                                        -             -       (34,400)
    Other                                                             (419)           39            32
                                                                   -------        ------      --------
                                                                   $26,253        $3,822      $(28,646)
                                                                   =======        ======      ========

                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                               December 31,
                                                                            2002           2001
                                                                           -------       -------
                                                                           (amounts in thousands)
               Deferred tax assets:
               Bad debt reserve                                            $10,549       $11,379
               Intangible assets                                             7,493        11,621
               Stock-based compensation                                      9,466         9,466
               Property and equipment                                        3,425         3,015
               Accrued liabilities                                           4,641         4,276
               State taxes                                                   2,496           819
               Net operating loss carryfowards                              17,920        20,818
                                                                           -------       -------
                                                                           $55,990       $61,394
                                                                           =======       =======


     In accordance with the provisions of SFAS No. 109, the Company continually reviews the adequacy of the valuation allowance and recognizes the benefits from its deferred tax assets only when an analysis of both positive and negative factors indicate that it is more likely than not that the benefits will be realized. Based on the Company's current operating performance, management believes it is more likely than not it will have sufficient future taxable income to realize the future tax benefits.

     The Company has an income tax receivable of $2.8 million included in prepaid expenses and other current assets.

     The Company has net operating loss carryforwards for tax purposes in the U.S. which are available to offset future taxable income through 2019. At December 31, 2002, available net operating loss carryforwards for U.S. tax purposes were approximately $48.8 million. Net operating loss carryforwards for California state tax purposes were approximately $13.0 million. Utilization of the net operating losses may be subject to an annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions.


6.   Long-Term Debt

     Long-term debt consists of the following:

                                                                                             December 31,
                                                                                        2002             2001
                                                                                      --------         --------
                                                                                         (amounts in thousands)
     Senior Notes, interest at 12.75 percent payable semi-annually                    $ 98,430         $ 98,305
     Six year bank term loan, interest at LIBOR plus applicable margin                  23,815           29,343
     Seven year bank term loan, interest at LIBOR plus applicable margin                72,414           73,163
     Obligation under capital lease collateralized by land and building
     with interest due through 2004                                                      1,265            1,827
                                                                                      --------         --------
                                                                                       195,924          202,638
     Less - current portion                                                              8,684            6,839
                                                                                      --------         --------
                                                                                      $187,240         $195,799
                                                                                      ========         ========

                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


     The Company completed an offering of $155.0 million of senior notes (the "Senior Notes") in September 1999 and entered into a credit agreement (the "Credit Agreement") with a syndicate of banks and other financial institutions for a $185.0 million credit facility (the "Credit Facility").

     The Senior Notes were issued at a discount at 97.27% per note. The aggregate discount on the Senior Notes approximated $4.2 million and is charged to operations as additional interest expense over the life of the Senior Notes using the effective interest method. The remaining unamortized discount at December 31, 2002 and 2001 was $2.3 million and $2.4 million respectively. Interest on the Senior Notes is 12.75% and is payable on April 1st and October 1st of each year. The Senior Notes are due October 2009 and the Company is not obligated to make any mandatory redemption or sinking fund payment with respect to the Senior Notes prior to maturity.

     The Senior Notes are not redeemable prior to October 1, 2004, after which the Senior Notes will be redeemable at any time at the option of the Company, in whole or in part, at various redemption prices as set forth in the indenture covering such Senior Notes (the "Indenture"), plus accrued and unpaid interest, if any, to the date of redemption (see Note 14).

     The Senior Notes are general unsecured obligations of the Company and rank pari passu in right of payment with all unsubordinated indebtedness of the Company. In addition, the Indenture limits the ability of the Company to pay dividends or distributions on capital stock or repurchase capital stock and incur additional indebtedness, under certain circumstances.

     The $185.0 million Credit Facility consists of $160.0 million in term loans ($50.0 million Term A and $110.0 million Term B) and $25.0 million in revolving loans. Any borrowings under the revolving line of credit are due October 2005 and no amounts were outstanding at December 31, 2002 and 2001. The Term A loan is due in quarterly principal payments of $1.3 million starting in December 2001 and increasing to $1.7 million in December 2002, $2.1 million in December 2003 and $2.6 million in December 2004 through September 2005. The Term B loan is due in quarterly principal payments of $0.2 million through September 2005 and increasing to $17.6 million in December 2005 through September 2006. In addition, the Credit Agreement requires mandatory repayment for various items, including a percentage of annual excess cash flow, as defined in the Credit Agreement. Interest on amounts borrowed under the Credit Facility is subject to adjustment determined based on certain levels of financial performance. For LIBOR borrowings, the applicable margin added to LIBOR can range from 2.00% to 3.375% for Term A and revolving loans, and 3.50% to 3.875% for Term B loans. The weighted average interest rates on term loans were 5.0%, 7.9%, and 10.3% for the years ended December 31, 2002, 2001 and 2000, respectively. The amounts outstanding under the Credit Facility are subject to certain restrictive covenants. The covenants include, but are not limited to, requirements that the Company maintains specified financial ratios and stays within defined limitations on capital expenditures and additional indebtedness. The Company also cannot declare or pay any dividends. All obligations under the Credit Facility are secured by substantially all of the Company's assets (see Note 8 for principal repaid with proceeds from an Initial Public Offering "IPO").

                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


     At December 31, 2002, future scheduled principal payments of long-term debt are as follows (in thousands):


                          Years Ending December 31,
                          -------------------------
                          2003                              $  8,684
                          2004                                10,238
                          2005                                25,805
                          2006                                52,767
                          2007                                     0
                          Thereafter                         100,750
                                                            --------
                                                             198,244
                          Bond discount                        2,320
                                                            --------
                                                            $195,924
                                                            ========

7.   Early Extinguishment of Debt

     With certain of the proceeds from the IPO, on June 11, 2001, the Company repaid $15.0 million of the Term A and $34.2 million of the Term B bank loans and wrote-off $1.0 million in related deferred financing costs. The $1.0 million in deferred financing costs, net of $0.4 million in taxes was recorded as an extraordinary loss from the early extinguishment of debt of $0.6 million in the second quarter of 2001.

     On July 9, 2001, $54.3 million in principal of the $155.0 million in 12.75% senior subordinated notes due October 2009 was repaid with proceeds from the IPO, which represents 35% of the outstanding notes. In order to retire such debt, the Company paid a premium of $6.9 million and additionally wrote-off $1.4 million in note discount and $1.4 million in deferred financing costs. The retirement premium and write-off of the note discount and deferred financing costs, which totaled $9.7 million, is shown as an extraordinary item, net of tax, in the amount of $5.8 million in the statement of operations.

8.   Shareholders' Equity

     Initial Public Offering, Increase in Authorized Shares and Reverse Stock Split

     On June 6, 2001, the Company completed an IPO of common stock, $0.01 par value. The shares of common stock sold in the IPO were registered under the Securities Act of 1933, as amended, on a Registration Statement Form S-1 (the "Registration Statement") (Reg. No. 333-60154) that was declared effective by the SEC on June 5, 2001. The offering commenced on June 6, 2001 where 6,700,000 shares of common stock registered under the Registration Statement were sold at a price of $16.00 per share. The Underwriters exercised an overallotment option of 1,005,000 shares on June 8, 2001. All 1,005,000 shares were sold at a price of $16.00 per share. The aggregate price of the offering amount registered, including the overallotment, was $123.3 million. In connection with the IPO, the Company incurred underwriting discounts and commissions and other related offering expenses in the amount of approximately $10.6 million. The Company received net proceeds from the IPO of approximately $112.7 million. The net proceeds were primarily used to repay debt and pay $2.5 million in consideration for the termination of annual fees for financial advisory services from Kelso & Company, the Company's majority shareholder. The $2.5 million paid to Kelso & Company has been recorded as a non-recurring charge in the second quarter of 2001.

                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


     On May 15, 2001, the Company's Board of Directors and Stockholders approved: (1) the Company's filing of a Restated Certificate of Incorporation that was amended to increase the number of shares of capital stock which the Company is authorized to issue to 75 million shares consisting of (a) 60 million shares of common stock, par value $0.01 per share and (b) 15 million shares of preferred stock, no par value, and (2) a 1 for 0.986312 reverse stock split for the common stock. All common stock and per share data have been retroactively adjusted to reflect the 1 for
     0.986312 reverse stock split.

     Secondary Offering

     During October 2001, the Company filed a registration statement relating to the sale of 7.5 million shares by Kelso, and 1.7 million shares by certain other selling stockholders. Certain other selling stockholders exercised
     0.2 million employee stock options, which are included in the 1.7 million noted above, and sold the shares in this offering. Following such sales, Kelso's ownership percentage decreased to 41.4% from 64.3%. Unilab did not receive any proceeds from the sale of shares by the selling stockholders. In connection with this sale, Kelso and the other selling stockholders paid the underwriting discount costs and Unilab paid the other offering expenses of $0.9 million.

     Preferred Stock

     The Company is authorized to issue 15,000,000 shares of preferred stock, none of which are currently outstanding. The Company's board of directors may, without stockholder approval, issue more than one series of preferred stock, fix the number of shares, dividend rights, conversion rights, redemption rights, liquidation, preferences, privileges and restrictions applicable to the preferred stock it decides to issue.

     Restricted Stock

     The Company issued 50,000 shares of restricted stock to an employee as part of an acquisition in January 2002. The shares are perfomance based and restrictions expire as performance objectives are met.

9.   Employee Benefits

     Profit Sharing Plan

     The Company provides a savings plan under Section 401(k) of the Internal Revenue Code covering most employees. Company contributions to the plan totaled approximately $3.0 million, $2.6 million and $0.4 million for the years ended December 31, 2002, 2001 and 2000, respectively. As of January 1, 2001 the Company contribution was increased to 100% of the first 4% from 25% of the first 4% contributed by the employee.

     Executive Retirement Plan

     The Company maintains the Unilab Corporation Executive Retirement Plan (the "SERP"), an unfunded defined contribution plan, for the benefit of designated key employees. Participants receive an annual contribution to their account as well as earning interest on their account balance at prime plus two percent. The benefit formula to determine amounts earned by participants is primarily based on the employee's final five-year average

                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED



     compensation and years of service. Pension expense for the SERP was approximately $0.5 million for the years ended December 31, 2002, 2001 and 2000. At December 31, 2002 and 2001, the accumulated obligation included in other liabilities in the balance sheet was approximately $4.1 million and $3.6 million, respectively. The weighted average discount rate and rate of increase in future compensation levels used in determining the present value of benefit obligations were 5.48% and 3.8% in 2002, 5.49% and 3.8% in 2001, and 6.35% and 3.8% in 2000.

     Stock Option Plans

     2000 Executive Stock Option Plan. In 2000, the Company adopted, and on June 29, 2000 the Company's stockholders approved, the Executive Stock Option Plan (the "2000 Plan") for certain key employees. The 2000 Plan was designed to attract and retain key employees of Unilab. The 2000 Plan authorizes the issuance of voting common stock to officers and key employees under terms and conditions set by the Company's Board of Directors. The 2000 Plan initially provided for two types of options (Class A and Class B options) that vest as specified by the stock option agreements as follows: (1) in three equal installments on each of the first three anniversaries starting on November 23, 1999 or on grant date if after November 23, 1999 (Class A options); and (2) based on the occurrence of an exit event (as defined) and achievement of certain share price exit values (Class B options). All options will expire 10 years from November 23, 1999 or from the grant date if after November 23, 1999.

     On June 5, 2001, the Company amended the 2000 Plan to adjust the vesting provisions of Class B performance options that have been granted to employees. Under the 2000 Plan, as amended, these Class B options converted to Class C options and vest in three discrete tranches contingent upon:

         o the price of the Company's common stock exceeding a defined average closing price threshold over all of the consecutive trading days within a six month calendar period (certain exclusions may apply if vesting occurs in connection with the announcement of a transaction pursuant to which the Company may be acquired), and a minimum applicable price on the last trading day of such six month calendar period equal to 85% of pre-defined closing price threshold;

         o the holder of the Class C option being a director, officer or employee of Unilab or any Unilab subsidiary on the vesting date; and

         o the defined average closing price thresholds for the granted and outstanding options are $17.79 for 760,974 options, $22.54 for 591,870 options and $27.88 for 489,972 options.

     On June 29, 2001, the Company amended the 2000 Plan to accelerate the vesting of the Class A service options held by the Company's non-employee consultants. The modification to fully vest the Class A non-employee service options resulted in compensation expense of $1.4 million in the quarter ended June 30, 2001.

     The Company has not amended the vesting provisions of any Class B performance options held by the Company's non-employee consultants. Class B options held by consultants will

                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED



     continue to vest upon the occurrence of an exit event and Kelso's realization of a certain minimum return on its investments in the Company.

     On October 17, 2001, to assure consistency among new option grants, the Company amended the 2000 Plan so as to allow options granted under that plan to be in accordance with the Company's 2001 Stock Option Plan. And on February 6, 2002, the Company amended both Plans to clarify that the Board has authority to make certain equitable adjustments thereunder.

     2001 Stock Option Plan. On May 15, 2001 the Company adopted, and on May 16, 2001 the shareholders approved the Unilab Corporation 2001 Stock Option Plan (the "2001 Plan"). The 2001 Plan is intended to promote the interests of Unilab and its stockholders by providing officers and other employees with appropriate incentives to encourage them to enter into and continue in the Company's employ and to acquire a proprietary interest in the equity success of Unilab; to provide incentives to the Company's non-employee directors that are directly linked to increases in stock value; and to reward the performance of individual officers, other employees, consultants and non-employee directors in fulfilling their personal responsibilities for long-range achievements.

     The Company has reserved 500,000 shares of common stock for issuance under the 2001 Plan. The number of shares reserved for issuance is generally subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reorganization, merger, consolidation, combination, repurchase, or share exchange, or other similar corporate transaction or event. No option holder shall have any rights with respect to the shares covered by an award under the 2001 Plan until the shares have been reduced to such person's possession.

     The following presents the status of the Company's stock option plans as of December 31, 2000, 2001 and 2002:

                                                                                        Weighted
                                                                  Number                 Average
                                                                 of Shares           Exercise Price
                                                                 ---------           --------------
        Outstanding at December 31, 1999                                 -              $    -
             Granted                                             3,533,726                5.93
             Exercised                                                   -                   -
             Forfeited                                             (75,870)               5.93
             Rolled-over options from prior plan                   119,516                2.07
                                                                 ---------              ------
        Outstanding at December 31, 2000                         3,577,372              $ 5.80
            Granted                                                567,373               16.18
            Exercised                                             (225,521)               5.40
            Forfeited                                              (44,384)               5.93
                                                                 ---------              ------
        Outstanding at December 31, 2001                         3,874,840              $ 7.34
            Granted                                                      -                   -
            Exercised                                              (88,582)               2.18
            Forfeited                                               (1,500)              19.30
                                                                 ---------              ------
        Outstanding at December 31, 2002                         3,784,758              $ 7.44
                                                                 =========              ======

                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

     The following is summary information about the Company's stock options outstanding at December 31, 2002:


                                                  Weighted      Weighted                            Weighted
                         Outstanding at            Average      Average         Exercisable at      Average
       Exercise             December              Remaining     Exercise          December 31,      Exercise
        Price               31, 2002             Term (years)    Price               2002            Price
        -----               --------             ------------    -----               ----            -----
   $  0.63-4.82                 2,793                4.1         $ 2.05                2,793         $ 2.05
           5.93             3,368,970                7.6           5.93            2,679,626           5.93
          16.00                30,000                8.4          16.00               10,000          16.00
    19.30-27.91               382,995                8.8          20.13              140,997          20.05
   ------------             ---------                ---         ------            ---------         ------
   $ 0.63-27.91             3,784,758                7.7         $ 7.44            2,833,416         $ 6.66


     Stock-Based Compensation

     For the year ended December 31, 2001, the Company recognized stock-based compensation charges in the statement of operation totaling $23.8 million, comprised of $1.5 million non-cash charges related to service options issued to non-employee consultants that were accelerated on June 29, 2001 and $22.3 million non-cash charges related to certain Class C performance-based stock options that met the contingent vesting provisions on December 6, 2001. Such charges relate to employees and consultants whose expenses would have otherwise been included in selling, general and administrative expenses. These amounts increased additional paid-in capital.

     Expense for the one remaining tranche of 489,972 Class C performance options held by employees and for the 193,258 Class B options held by non-employee consultants may be recognized in the future if the contingent provisions are met. Any ultimate possible charge is difficult to determine since the expense is based on future stock price (see Note 14).

     No options were granted for the year ended December 31, 2002. The weighted average fair value of options granted for the years ended December 31, 2001 and 2000 were estimated on the date of grant using the Black-Scholes option pricing model and were $13.26 and $4.07. The fair value of options granted was determined using the following assumptions for the year ended December 31, 2001: risk-free interest rates of 4.3% to 5.4%, no dividend yield, expected life of approximately 10 years which equals the remaining lives of the grants, and an expected volatility of 50%. The fair value of options granted was determined using the following assumptions for the year ended December 31, 2000: risk-free interest rates of 5.3% to 6.4%, no dividend yield, expected life of approximately 10 years which equals the remaining lives of the grants, and an expected volatility of 50%.

10.  Related Party Transactions

     Kelso & Company, the majority shareholder, earned annual financial advisory fees of $600,000, from November 23, 1999 through June 30, 2001 when the advisory agreement was terminated. The Company recorded financial advisory fees of $0, $300,000 and $600,000 for the years ended December 31, 2002, 2001 and 2000, respectively, related to this agreement.

                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

     Part of the net proceeds from the IPO were used to pay $2.5 million in consideration for the termination of annual fees for financial advisory services from Kelso & Company. The $2.5 million paid to Kelso & Company was recorded as a non-recurring charge in the second quarter of 2001.

     During October 2001, the Company filed a registration statement relating to the sale of 7.5 million shares by Kelso and 1.7 million shares by certain other selling stockholders. Certain other selling stockholders exercised
     0.2 million employee stock options, which are included in the 1.7 million noted above, and sold the shares in this offering. Following such sales, Kelso's ownership percentage decreased to 41.4% from 64.3%. Unilab did not receive any proceeds from the sale of shares by the selling stockholders. In connection with this sale, Kelso and the other selling stockholders paid the underwriting discount costs and Unilab paid the other offering expenses of $0.9 million which were recorded as a non-recurring charge in 2001.

     The Company sold 98,631 shares, valued at approximately $0.6 million, to the Company's CEO in 2000.

     A former CEO of the Company has been retained as a consultant and receives $220,000 per year under a five-year contract that expires on November 23, 2004.

     In May 1998, the Company entered into a promissory note for $150,000 with no interest due before May 1, 2003, with an executive of the Company. The entire amount of the loan is outstanding.

11.  Commitments and Contingencies

     Property and equipment leased under capital leases is as follows:


                                                                  December 31,
                                                                2002         2001
                                                               ------       ------
                                                             (amounts in thousands)
     Building                                                  $3,100       $3,100
     Less-Accumulated amortization                              2,721        2,514
                                                               ------       ------
     Net leased property under capital leases                  $  379       $  586
                                                               ======       ======


                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

      As of December 31, 2002, future minimum rental payments required under capital and operating leases that have initial or remaining noncancelable terms in excess of one year are approximately as follows:


                                                               Capital        Operating
        Years ending December 31,                               Leases          Leases
                                                                ------          ------
                                                               (amounts in thousands)
        2003                                                     $  863       $14,974
        2004                                                        594        10,216
        2005                                                          -         6,315
        2006                                                          -         4,173
        2007                                                          -         3,086
        Thereafter                                                    -         2,795
                                                                 ------       -------
        Total minimum lease payments                              1,457       $41,559
                                                                              =======
        Less:  Amount representing interest                         192
                                                                 ------
        Present value of net minimum lease payments              $1,265
                                                                 ======


     Rental expense for operating leases was approximately $18.7 million, $17.7 million and $17.7 million in 2002, 2001 and 2000, respectively.

     The Company has employment and severance agreements with its principal officers and certain other key employees. Such agreements expire at various dates through December 2005 and most automatically renew for successive one or two year periods, depending on the employee, until one of the parties gives notice of termination in accordance with the agreement. The agreements also provide for annual bonuses for certain officers and key employees, dependent upon the achievement of certain performance objectives. In addition, the agreements for certain employees provide for annual deferred compensation equal to 8% of the employees' cash compensation (inclusive of bonuses) for the year. The aggregate commitment under these agreements, excluding bonuses and any deferred compensation related thereto, is approximately $3.2 million at December 31, 2002. The Company may terminate the employment agreements without cause on specified advance notice by providing severance pay equal to one to two times, depending on the employee, of the current annual base salary plus certain other benefits.

     In addition, the employment agreements grant these employees the right to receive one to three times, depending on the employee, their annual salary and bonus, plus continuation of certain benefits and acceleration of certain stock options, if there is a change in control of the Company (as defined) and a termination of such employees or certain other events within one to three years thereafter. The maximum contingent liability upon a change in control, excluding any bonus, deferred compensation, continuation of benefits or acceleration of stock options, is approximately $5.0 million at December 31, 2002.

12.  Goodwill and Other Intangible Assets

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." In accordance with the guidelines of this accounting principle, goodwill and indefinite-lived intangible assets are no longer amortized but will be assessed for impairment on at least an annual basis. The Company adopted SFAS No. 142 on January 1, 2002 and ceased amortization of goodwill.

                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED


     The following table provides the comparable effects of adoption of SFAS No. 142 for the years ended December 31, 2002, 2001 and 2000.


                                                                   For the Years Ended December 31,
                                                                   2002          2001         2000
                                                                  -------       -------      -------
        Net Income
        Reported net income                                       $36,254       $(2,920)     $41,568
        Add back: Amortization of goodwill, net of taxes                -         5,131        4,463
                                                                  -------       -------      -------
        Adjusted net income                                       $36,254       $ 2,211      $46,031
                                                                  -------       -------      -------

        Income before extraordinary loss, adjusted to exclude
        amortization of goodwill, net of taxes                    $36,254       $ 8,556      $46,031
                                                                  -------       -------      -------

        Basic net income per share
        Reported net income                                       $  1.08       $ (0.10)     $  1.63
        Amortization of goodwill, net of taxes                          -          0.17         0.18
                                                                  -------       -------      -------
        Adjusted net income                                       $  1.08       $  0.07      $  1.81
                                                                  -------       -------      -------

        Income before extraordinary loss, adjusted to exclude
        amortization of goodwill, net of taxes                    $  1.08       $  0.29      $  1.81
                                                                  -------       -------      -------

        Diluted net income per share
        Reported net income                                       $  1.03       $ (0.09)     $  1.63
        Amortization of goodwill, net of taxes                          -          0.17         0.17
                                                                  -------       -------      -------
        Adjusted net income                                       $  1.03       $  0.08      $  1.80
                                                                  -------       -------      -------

        Income before extraordinary loss, adjusted to exclude
        amortization of goodwill, net of taxes                    $  1.03       $  0.28      $  1.80
                                                                  -------       -------      -------


     The following table provides information relating to the Company's amortized intangible assets as of December 31, 2002 and 2001 (amounts in thousands):


                                                  December 31, 2002                           December 31, 2001
                                        ------------------------------------        ------------------------------------
                                        Gross Carrying         Accumulated          Gross Carrying           Accumulated
                                            Amount             Amortization             Amount              Amortization
    Amortized intangible assets:
    Customer lists                          $7,675                 $7,675               $7,675                 $7,139
    Covenant not to compete                    235                    235                  235                    190
                                            ------                 ------               ------                 ------
        Total                               $7,910                 $7,910               $7,910                 $7,329
                                            ------                 ------               ------                 ------


     The total intangible amortization expense for the years ended December 31, 2002, 2001 and 2000 were $0.6 million, $8.2 million and $7.4 million, respectively.

     The Company does not expect to record any annual amortization expense for the years ending December 31, 2003-2007.

     The changes in the carrying value of goodwill for the year ended December 31, 2002 are as follows (in thousands):

                 Balance as of January 1, 2002                 $90,600
                 Goodwill acquired during the year               2,908
                                                               -------
                 Balance as of December 31, 2002               $93,508
                                                               -------


                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED



13.  Recent Accounting Pronouncement

     In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which elaborates on required disclosures by a guarantor in its financial statements about obligations under certain guarantees that it has issued and clarifies the need for a guarantor to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company does not expect that the provisions of FIN 45 will have a material impact on the Company's results of operations or financial position.

     In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred and nullifies Emerging Issues Task Force Issue No. 94-3. The Company plans to adopt Statement No. 146 in January 2003. The provisions of SFAS No. 146 are effective for exit and disposal activities that are initiated after December 31, 2002.

14.  Subsequent Event - Acquisition of Unilab Corporation by Quest Diagnostics

     On April 2, 2002, the Company entered into a definitive agreement or the Merger Agreement with Quest Diagnostics Incorporated ("Quest Diagnostics") which provided for Quest Diagnostics to acquire all of the outstanding shares of the Company's common stock and assume the Company's existing debt. On February 26, 2003, Quest Diagnostics accepted for payment more than 99% of the outstanding capital stock of Unilab. On February 28, 2003, Quest Diagnostics acquired the remaining shares of Unilab through a merger. In connection with the acquisition, Quest Diagnostics issued approximately
     7.4 million shares of Quest Diagnostics common stock (including 0.3 million shares of Quest Diagnostics common stock reserved for outstanding stock options of Unilab which were converted upon the completion of the acquisition into options to acquire shares of Quest Diagnostics common stock) and paid $297 million in cash, and Quest Diagnostics intends to repay substantially all of Unilab's outstanding indebtedness. A director of the Company acted as a financial advisor to Unilab regarding the merger with Quest Diagnostics and was paid a fee of $2.6 million in 2003.

     The Company incurred $6.3 million in direct transaction costs associated with the Merger Agreement as of December 31, 2002. Such costs have been included on a separate line item entitled merger-related charges in the consolidated statement of operations for the year ended December 31, 2002.

     As a result of the change in control, as defined in the Indenture, holders of the Senior Notes will have the right to require the Company to purchase their notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

     As a result of the acquisition of Unilab by Quest Diagnostics, the Class A service options held by employees and the Class C and B performance options held by most employees and non-employees, respectively, that are not vested as of the closing date of the transaction, will be vested and result in additional expense.

                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

15.  Supplemental Disclosures of Cash Flow Information


                                                                              For the years ended December 31,
                                                                              2002          2001         2000
                                                                              ----          ----         ----
                                                                                        (amounts in thousands)
Cash paid during the year for:
    Interest                                                                $17,069       $28,543      $37,514
    Income taxes                                                             23,734         9,357          101
In connection with business acquisitions, liabilities were assumed as follows:
    Fair value of assets acquired                                           $ 2,908       $ 7,010      $19,729
    Cash paid                                                               $ 2,908       $ 8,260      $17,058
    Liabilities assumed                                                     $     -       $ 1,250      $ 2,671



16.   Quarterly Financial Data (unaudited)

     Summarized unaudited quarterly financial data for 2002 and 2001 (amounts in thousands, except per share amounts) is as follows:


                                                                           Year ended December 31, 2002
                                                                 -------------------------------------------------
                                                                  First       Second          Third        Fourth
                                                                 Quarter      Quarter        Quarter      Quarter
                                                                 --------     --------       --------     --------
     Revenue                                                     $103,869     $109,171       $110,462     $105,438
     Direct laboratory and field expenses:
          Salaries, wages and benefits                             30,707       30,620         31,218       31,984
          Supplies                                                 14,889       15,539         15,869       14,982
          Other operating expenses                                 22,986       23,927         24,334       23,452
              Total                                                68,582       70,086         71,421       70,418
     Selling, general and administrative expenses                  13,663       13,756         13,612       12,984
     Merger-related charges                                             -            -          4,511        1,741
     Amortization and depreciation                                  2,024        1,826          1,836        1,829
     Operating income                                              19,600       23,503         19,082       18,466
     Net income                                                     8,660       11,036          8,433        8,125

     Net income per common share:
          Basic                                                  $   0.26     $   0.33       $  0.25      $   0.24
          Diluted                                                $   0.25     $   0.31       $  0.24      $   0.23
     Weighted Average Shares Outstanding:
          Basic                                                    33,472       33,514         33,524       33,524
          Diluted                                                  35,110       35,302         35,124       35,132


                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED



                                                                               Year ended December 31, 2001
                                                                 ---------------------------------------------------
                                                                  First        Second          Third       Fourth
                                                                 Quarter       Quarter        Quarter      Quarter
                                                                 -------       -------        -------      -------
     Revenue                                                      $95,308      $98,932        $99,018      $96,947
     Direct laboratory and field expenses:
          Salaries, wages and benefits                             28,929       28,519         28,931       29,318
          Supplies                                                 13,743       13,805         14,273       13,951
          Other operating expenses                                 22,034       21,854         22,258       21,876
              Total                                                64,706       64,178         65,462       65,145
     Selling, general and administrative expenses                  12,470       12,562         12,550       12,377
     Legal and other non-recurring charges                              -        5,450              -        1,488
     Stock-based compensation charges                                 126        1,379              -       22,281
     Amortization and depreciation                                  3,469        3,859          3,965        4,039
     Operating income (loss)                                       14,537       11,504         17,041       (8,383)
     Income (loss) before extraordinary item                        3,171        1,928          6,772       (8,446)
     Net income (loss)                                              3,171        1,346          1,009       (8,446)

     Basic net income (loss) per common share:
          Income (loss) before extraordinary item                 $  0.12      $  0.07        $  0.20      $ (0.25)
          Net income (loss)                                       $  0.12      $  0.05        $  0.03      $ (0.25)
     Diluted net income (loss) per common share:
          Income (loss) before extraordinary item                 $  0.12      $  0.07        $  0.19      $ (0.25)
          Net income (loss)                                       $  0.12      $  0.05        $  0.03      $ (0.25)
     Weighted Average Shares Outstanding:
          Basic                                                    25,504       27,621         33,209       33,390
          Diluted                                                  25,582       29,176         34,750       35,075


Third Quarter 2002

The Company incurred $4.5 million in direct transaction costs associated with the pending merger with Quest Diagnostics.

Fourth Quarter 2002

The Company incurred $1.8 million in direct transaction costs associated with the pending merger with Quest Diagnostics.

Second Quarter 2001

On June 6, 2001, the Company completed an IPO of common stock, $0.01 par value. As a result of the IPO the Company repaid debt incurring an extraordinary loss of $0.6 million and a $2.5 million payment in consideration for the termination of annual fees for financial advisory services from Kelso & Company, which is reflected in the statement of operations as a non-recurring charge.

The Company recorded a non-recurring legal charge of $2.95 million related to a federal investigation under the False Claims Act relating to the Company's billing.

                               UNILAB CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

The Company accelerated the vesting of service options issued to consultants and recorded non-cash charges totaling $1.4 million.

Third Quarter 2001

On July 9, 2001, $54.3 million in principal of the $155.0 million in 12.75% senior subordinated notes due October 2009 was repaid with proceeds from the IPO resulting in a $5.8 million extraordinary loss.

Effective July 21, 2001, the Company acquired substantially all of the assets of MACL.

Fourth Quarter 2001

The Company recognized $22.3 million in non-cash charges related to certain performance-based stock options that met the contingent vesting provisions in the fourth quarter.

In October 2001, the Company filed a registration statement to sell shares owned by Kelso and management. The Company incurred $0.9 million in offering costs as a result of this secondary offering.

The Company settled claims brought by a former employee regarding employment benefits and recorded a legal charge of $0.6 million.